EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                            TEEKA TAN PRODUCTS, INC.

         Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the President of Teeka Tan Products, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

         WHEREAS, the name of the Corporation is Teeka Tan Products, Inc.;

         NOW, THEREFORE, BE IT RESOLVED, that Article Fourth of the Certificate of Incorporation entitled "Name of the Corporation" is hereby amended as follows:

                                 ARTICLE FOURTH

         The total number of shares of stock which this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock, par value $.0001 per share, and 10,000 shares of preferred stock, par value $.0001 per share.

         Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

         The foregoing resolutions were adopted by the Board of Directors of the Corporation on February 24, 2007 and recommended that these resolutions be adopted by the Corporation's stockholders. On February 24, 2007, the holders of outstanding shares of the Corporation's voting capital stock having not less than the minimum number of votes which would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were cast executed a written consent approving the foregoing actions pursuant to the provisions of Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation as of March 6, 2007.

                                        TEEKA TAN PRODUCTS, INC.

                                        By: /s/ Brian S. John
                                            -----------------
                                            Brian S. John, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:43 PM 03/06/2007
FILED 04:28 PM 03/06/2007
SRV 070286362 - 3509794 FILE